Exhibit 99.1

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is made effective as of April 1, 2005 (the “Effective Date”), by and between Newmont Capital Limited (“Newmont”) and Seymour Schulich (“Contractor”).

Recitals

A. Newmont and Contractor have entered into that certain Consulting Agreement having an effective date of April 1, 2002 (the “Agreement”).

B. Newmont and Contractor desire to amend certain terms and conditions contained in the Agreement.

Agreement

The Agreement is amended as follows:

1.	Recital B is deleted in its entirety and replaced with the following:

B. Contractor currently serves on the Board of Directors of Newmont’s parent company, Newmont Mining Corporation, a Delaware corporation (“NMC”). In accordance with NMC’s director compensation policy, NMC pays Contractor an annual cash retainer, currently at the rate of US $40,000.00 per year.

2.	Section 1 is deleted in its entirety and replaced with the following:

TERM. This Agreement shall be effective from April 1, 2005 to March 31, 2008 (the “Term”), unless terminated earlier under Section 8, below. The Term may only be extended by a written agreement between the parties.

3.	Section 3 is amended to add a new paragraph E as follows:

Upon the expiration of this Agreement or termination of this Agreement for any reason by either party, Newmont shall pay to Contractor, within a reasonable time after such expiration or termination, the amount of US $750,000.00 (the “Termination Payment”). Notwithstanding the foregoing, the Termination Payment shall not be payable if Newmont terminates this Agreement as a result of (1) the willful and continued failure of the Contractor to perform the Services (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Contractor which identifies the manner in which Newmont believes that Contractor has not substantially performed the Services, (2) the engaging by Contractor in illegal conduct or gross negligence or willful misconduct which is injurious to Newmont or any affiliated entity, or (3) any dishonest or fraudulent activity by Contractor.

This Amendment is executed as of this 7th day of December, 2004, intended to be effective as of the Effective Date.

NEWMONT CAPITAL LIMITED

By:	/s/ Britt D. Banks	/s/ Seymour Schulich
Name:	Britt D. Banks	Seymour Schulich
Title:	Vice President

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